As filed with the Securities and Exchange Commission on July 22, 2014

Registration No. 333-193396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	5651	22-2465228
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Pyontek

Chief Financial Officer

Trinity Place Holdings Inc.

717 Fifth Avenue

New York, New York 10022

(201) 902-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John Bessonette, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 2 to Form S-1 Registration Statement is being filed in order to incorporate by reference the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2014 and to make certain corresponding changes in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 22, 2014

PROSPECTUS

Trinity Place Holdings Inc.

5,548,014 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 5,548,014 shares of common stock of Trinity Place Holdings Inc., or the common stock, including (i) up to 3,369,444 shares of common stock that were issued pursuant to a Stock Purchase Agreement, dated as of October 1, 2013, or the Stock Purchase Agreement, between Trinity Place Holdings Inc. and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, or Third Avenue, and (ii) up to an aggregate of 2,178,570 shares of common stock issuable pursuant to restricted stock unit awards made in connection with the Employment Agreement, dated as of October 1, 2013, or the Employment Agreement, between Trinity Place Holdings Inc. and Matthew Messinger. We are required to file this registration statement pursuant to the Stock Purchase Agreement and the Employment Agreement.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify Third Avenue against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock by them.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 24 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The common stock is quoted on the OTCQB under the symbol “TPHS.” The last reported sale price of the common stock on the OTCQB on July 18, 2014 was $6.22 per share.

Investing in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety, before you decide whether or not to make an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2014

Neither we nor the selling stockholders have authorized any other person to provide any information other than that contained in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “Trinity,” the “Company,” “we,” “us” and “our” refer to Trinity Place Holdings Inc., a Delaware corporation, and its subsidiaries and predecessor company.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, and you should assume that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from us. See “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1, as amended, relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract, agreement or other document, the reference is only a summary and you should refer to the exhibits that are filed with, or incorporated by reference into, the registration statement for a copy of the contract, agreement or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as on the SEC’s website.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can include in this prospectus information by referring you to another document already on file with the SEC that contains that information. Any information incorporated by reference into this prospectus is considered to be part of this prospectus.

We incorporate by reference the following documents filed with the SEC:

•	Annual Report on Form 10-K for the year ended March 1, 2014, as filed by us with the SEC on May 30, 2014, as amended by Amendment No. 1 thereto, as filed by us with the SEC on June 30, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, as filed by us with the SEC on July 15, 2014; and

•	Current Report on Form 8-K as filed by us with the SEC on May 22, 2014.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished and not filed with the SEC, including information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, expressly specified otherwise. Any statement contained in a document incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this prospectus as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting:

Richard Pyontek

Chief Financial Officer

Trinity Place Holdings Inc.

717 Fifth Avenue

New York, New York 10022

Telephone: (201) 902-9600

Email: richard.pyontek@tphs.com

You also may access these filings on our website at www.tphs.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions. In addition, in some cases, you can identify forward-looking statements by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. These forward-looking statements are based on current beliefs and expectations of management and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In evaluating such statements, you should specifically consider the risks identified under the section entitled “Risk Factors” in this prospectus and in any prospectus supplement, any of which could cause actual results to differ materially from the anticipated results. All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

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PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We have selected highlights of material aspects of our business to be included in this summary. You should read this entire prospectus, including the information incorporated by reference in this prospectus, which includes the description of our business and the information provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 1, 2014 and our Quarterly Report on Form 10-Q for the quarter ended May 31, 2014. Investing in our common stock involves risks. Therefore, you should carefully consider the information provided under the heading “Risk Factors” in this prospectus and in the other reports that we file with the SEC.

The Company

As further described below, the predecessor to Trinity, Syms Corp., or Syms, together with its subsidiaries, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, the Bankruptcy Code or Chapter 11, in the United States Bankruptcy Court for the District of Delaware, or the Court, on November 2, 2011, or the Petition Date. On August 30, 2012, the Court entered an order confirming the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, or the Plan. On September 14, 2012, the Plan became effective and Syms and its subsidiaries, or, collectively, the Debtors, consummated their reorganization under Chapter 11 through a series of transactions contemplated by the Plan and emerged from bankruptcy. As part of those transactions, reorganized Syms merged with and into Trinity, with Trinity as the surviving corporation and successor issuer pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise noted references to the “Company”, “we” or “our” relate to Syms prior to the merger and to Trinity following the merger. The Company’s fiscal year ends on the Saturday closest to the last day of February each year.

Overview

Trinity owns commercial real estate and a variety of intellectual property assets focused on the consumer sector.  Trinity’s business plan includes the monetization of commercial real estate properties and a condominium which it owned as of September 14, 2012, the effective date of the Plan, and the sale or development of 28-42 Trinity Place in Lower Manhattan, referred to as the Trinity Place Property.  As described below, the Company has sold a number of its properties since the effective date of the Plan and is undertaking a review of various strategic, developmental and other value-enhancing alternatives for certain of its remaining commercial real estate properties, including the Trinity Place Property.

During the period from the effective date of the Plan through the period ended May 31, 2014, the Company sold 12 of its properties, which were located in Houston, Texas, Fairfield, Connecticut, Southfield, Michigan, Marietta, Georgia, Ft. Lauderdale, Florida, Elmsford, New York (after having previously leased it), Cherry Hill, New Jersey, Addison, Illinois, Norcross, Georgia, and Berwyn, Pennsylvania and its lease for the Secaucus, New Jersey property (the “Secaucus Lease”) as well as the condominium, which was located in Secaucus, New Jersey. In addition, the Company’s property in Miami, Florida was sold shortly before the effective date of the Plan.

Properties

Certain information about the properties of the Company that have been sold since the effective date of the Plan, including the proceeds generated by the sold properties, net of brokerage commissions and sale costs, is set forth below.

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Property Location	Type of Property	Building Size (square feet)	Net Proceeds ($ in millions)	Date of Sale

Miami, FL	Short term property	53,000	$4.1	September, 2012
Houston, TX	Short term property	42,000	$3.6	November, 2012
Fairfield, CT	Short term property	43,000	$5.5	December, 2012
Secaucus, NJ (Condo)	Short term property	2,000	$0.3	January, 2013
Southfield, MI	Short term property	60,000	$2.5	April, 2013
Marietta, GA	Short term property	77,000	$2.9	July, 2013
Ft. Lauderdale, FL	Short term property	55,000	$1.9	August, 2013
Elmsford, NY	Medium term property	59,000	$22.0	August, 2013
Cherry Hill, NJ	Short term property	150,000	$4.5	September, 2013
Addison, IL	Short term property	68,000	$1.9	December, 2013
Norcross, GA	Short term property	69,000	$1.1	February, 2014
Berwyn, PA	Short term property	69,000	$3.0	April, 2014
Secaucus, NJ	Short term property	340,000	$28.0	May, 2014
Total		1,087,000	$81.3

As of July 18, 2014, the Company owns five properties. Certain information about these properties is set forth below.

	Total
	Existing
	Square
Property Location	Feet

Williamsville, NY	102,000
West Palm Beach, FL	112,000
Westbury, NY	92,000
Paramus, NJ	77,000
New York, NY (Trinity Place Property)	57,000	*
Total Square Feet	440,000

*The Trinity Place Property consists of a vacant 6-story commercial building of 57,000 square feet, yielding approximately 174,000 square feet of zoning floor area as-of-right. The Company also has ownership of approximately 60,000 square feet of development rights from adjacent tax lots, one of which is owned in fee by the Company which is improved with a 4-story landmark building which cannot be demolished.

The Company is undertaking a review of various strategic, developmental and other value-enhancing alternatives for certain of its commercial real estate properties, including the Trinity Place Property. To date, no specific course of action has been determined. The Company has retained advisors, including architects, construction experts and attorneys to assist it in its evaluation and review of cost estimates and monetization strategies. There remains a range of estimated values that may be realized for the Company’s properties.

The Company also plans to explore the licensing of its intellectual property assets, including its rights to the Filene’s Basement trademark, the Stanley Blacker and Maine Bay brands, and the intellectual property associated with the Running of the Brides event and An Educated Consumer is Our Best Customer slogan.

The Company expects to continue evaluating the best way in which to monetize its remaining assets for the benefit of stockholders and creditors.

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Company History

Prior to filing for bankruptcy, Syms and its wholly-owned subsidiary, Filene’s Basement, LLC, or Filene’s, Filene’s, LLC or Filene’s Basement, collectively owned and operated a chain of 46 “off-price” retail stores under the “Syms” name (which were owned and operated by Syms) and “Filene’s Basement” name (which were owned and operated by Filene’s, LLC). The stores were located in the United States throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. On June 18, 2009, the Company’s wholly-owned subsidiary, SYL, LLC, which became known as Filene’s Basement, LLC, acquired certain real property leases, inventory, equipment and other assets of Filene’s Basement Inc., then a Chapter 11 debtor-in-possession, pursuant to an auction conducted in accordance with section 363 of the Bankruptcy Code. As a result, Filene’s, LLC thereafter operated 21 Filene’s Basement stores then located in the Northeastern, Middle Atlantic, Midwest and Southeast regions until it became a Chapter 11 debtor itself, together with Syms, and discontinued its retail operations on or about December 31, 2011. In addition, Syms owned and operated five co-branded Syms/Filene’s Basement stores. Syms and Filene’s, LLC operated in a single operating segment, the “off-price” retail stores segment.

Chapter 11 Cases

Syms and its subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 in the Court on the petition date and were operating as debtors-in-possession through September 14, 2012, at which time the Plan became effective and reorganized Syms merged with and into Trinity. Shortly after the filing of the Chapter 11 cases, the Debtors sold virtually all of their inventory and much of their furniture, fixtures and equipment during a closing process at each of their stores. On or about December 31, 2011, the Debtors had ceased retail operations at all of their stores and vacated all their leased retail store and distribution center locations.

As of the petition date, the Debtors were lessees under 35 commercial real estate leases. On December 16, 2011, the Court entered an order that approved the Debtors’ proposed procedures for the marketing and disposition of their leases. The lease marketing process resulted in the sale of the Debtors’ interest in, or consensual termination of, certain of the Debtors’ leases. The Debtors rejected several other leases effective as of December 31, 2011. Under the Bankruptcy Code, when a debtor rejects a real estate lease, the rejection is considered a breach that gives rise to a claim for damages resulting from the breach of the lease, which claims are subject to certain caps and limitations imposed by the Bankruptcy Code.

Chapter 11 Plan

The Plan, which was co-proposed by the Debtors and the Official Committee of Syms’ Equity Security Holders, was filed with the Court on May 24, 2012. The Plan was subsequently amended with the support of the Official Committee of Unsecured Creditors. On August 30, 2012, the Court entered an order confirming the Plan, and the Plan became effective on September 14, 2012.

Upon the effective date of the Plan and pursuant to its terms, Syms and its subsidiaries were reorganized and, subject to the obligations under the Plan, discharged of all claims. To effect the reorganization, Syms was reincorporated in Delaware by way of a merger with and into Trinity. As a result of the merger, each share of Syms was converted into one share of Trinity. Under the Plan, Trinity will attempt to monetize its real estate assets over time in a manner intended to maximize their value for the benefit of creditors and shareholders, as further described herein. Under the Plan, Syms creditors holding allowed claims are entitled to payment of those claims in full. The Plan also provides for Filene’s, LLC creditors to receive recoveries from the monetization of certain of Trinity’s assets. Filene’s, LLC Class 4 General Unsecured (short-term) creditors holding Allowed Claims are entitled to payment in full and Filene’s, LLC Class 5(b) (long-term) creditors holding allowed claims are entitled to a recovery of 75% on their claims.

Claims Payment Process

A total of 3,096 proofs of claims and one motion for payment of professional fees for substantial contribution were filed in the Chapter 11 cases that asserted claims in the aggregate amount of approximately $316.6 million. When combined with the schedules of liabilities that were filed in the Chapter 11 cases, the aggregate “as filed” claims totaled approximately $320.2 million, exclusive of the amounts due under the Plan to the former Majority Shareholder as defined below under the Plan. The Company is in the process of reconciling, objecting to and resolving various claims associated with the discharge of liabilities pursuant to the Plan. In the experience of the Company’s advisors, claims filed by creditors typically exceed the amounts reflected on a company’s books and records and the amounts that are eventually allowed and actually paid.

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During the period from the effective date of the Plan through March 2, 2013, the Company’s first fiscal year-end following emergence from Chapter 11, the Company paid approximately $26.2 million to holders of Allowed Claims as defined in and in accordance with the Plan. During the fiscal year ended March 1, 2014, the Company made additional cash payments to holders of Allowed Claims, together with other payments required under the Plan, including to the Majority Shareholder, in an aggregate amount of approximately $33.7 million, as well as an additional $17.1 million through July 18, 2014. These payments constituted the full distributions payable to the holders of Allowed Syms and Filene’s Class 3 (Convenience) claims and the holders of Allowed Syms General Unsecured and Filene’s General Unsecured (Short-Term) claims in Syms and Filene’s Class 4, respectively, and the Syms Class 5 Union Pension Plan, all as defined in the Plan. As a result of the cash payments made by the Company through May 30, 2014, to the holders of Allowed Syms and Filene’s Class 3 (Convenience) claims and the holders of Allowed Syms Class 4 General Unsecured Claims, and the Syms Class 5 Union Pension Plan, all as defined in the Plan and as disclosed on the Form 10-K for the fiscal year ended March 1, 2014, under the terms of the Company’s certificate of incorporation, the director designated by the holder of the Series A preferred stock did not acquire control of the sale process of the Company’s remaining unsold “near-term properties,” as defined in the Plan.

The Company expects to pay additional Syms and Filene’s Class 3 Convenience Claims, Syms Class 4 General Unsecured Claims and Filene’s Class 4 General Unsecured (Short-Term) claims out of Net Proceeds (as defined in the Plan) as they become Allowed Claims in accordance with the terms of the Plan. As of July 15, 2014, based on the reconciliation work to date, the Company believes that the remaining estimated aggregate allowed amount of creditor claims, together with the net amount due to the former Majority Shareholder, is between $51 million and $61 million. Because holders of Allowed Filene’s, LLC Class 5(b)(General Unsecured (Long-Term) Claims) (as defined in the Plan) are entitled to a 75% recovery, the remaining estimated aggregate amount of cash distributions to creditors and the former Majority Shareholder under the Plan is between $44 million and $54 million.

The differences between the “as filed” amounts and these estimates primarily reflect duplicative claims (including identical claims filed against more than one debtor entity or in more than one priority class), amounts in the “as filed” claims that exceed the amounts for those claims shown on the Company’s books and records, and asserted claims for which the Company does not believe it has any liability.

The process of reconciling claims is different from the process of actually resolving claims. Accordingly, the above estimates are based primarily on the Company’s identification and reconciliation of the amounts of asserted claims to the Company’s books and records, and not on the negotiation or settlement of specific claims. Because of the large number of claims filed and the ongoing reconciliation and settlement processes, the ultimate amount of allowed claims and the ultimate amount of distributions under the Plan could be materially different from the Company’s current estimates.

The Plan and the Company’s certificate of incorporation provide that if the holders of Allowed Filene’s Class 4 (General Unsecured (Short-Term) Claims) and Class 5 (General Unsecured (Long-Term) Claims) (as defined in the Plan) are not paid their full distributions under the Plan by October 1, 2014, then, subject to the extension of that date to April 1, 2015 under certain circumstances, the director designated by the holder of the Series A preferred stock will be entitled to direct the sale process for any remaining “Near Term Properties” or “Medium Term Properties” (each as defined in the Plan), pursuant to a commercially reasonable process consistent with maximizing the value of those properties.

The Plan and the Company’s certificate of incorporation also provide that if there has not been a General Unsecured Claim Satisfaction (as defined in the Plan) by October 1, 2016, then the size of the Board of Directors shall automatically increase to nine members, seven of which are to be elected by the holder of the Series A preferred stock. Also if a General Unsecured Claim Satisfaction (as defined in the Plan) has occurred but the required payment to the former Majority Shareholder, have not been made in full by October 16, 2016, then the size of the Board of Directors will automatically be adjusted to four members, three of whom would be elected by the former Majority Shareholder. In each case, the Board of Directors will remain controlled by the holder of the Series A preferred stock or the former Majority Shareholder, as applicable, until the required payments are made.

Rights Offering and Redemption of Former Majority Shareholder

In connection with the Plan, Syms entered into an Equity Commitment Agreement, or the ECA, among (i) Syms, (ii) Marcy Syms, (iii) the Laura Merns Living Trust, (iv) the Marcy Syms Revocable Living Trust, as amended (the Marcy Syms Trust, Marcy Syms and the Laura Merns Living Trust are collectively referred to herein as the former Majority Shareholder) and (v) certain members of the Official Committee of Syms Equity Security Holders and their affiliates, referred to herein as the Backstop Parties. The ECA provided that, pursuant to and upon the effective date of the Plan, the former Majority Shareholder would sell all of its shares of Syms common stock to Syms at a price of $2.49 per share. Accordingly, on September 14, 2012, immediately following the effectiveness of the Plan, the former Majority Shareholder sold all of its 7,857,794 shares of common stock to Syms. Payment for the shares will be made to the former Majority Shareholder in accordance with the Plan as the Company’s real estate assets are monetized. The net amount due to the former Majority Shareholder was $17.8 million and was included as a liability on the Company’s Consolidated Statement of Net Assets as of March 2, 2013. On October 1, 2013, the Company met its Plan obligation to pay the former Majority Shareholder $10.7 million of that amount and has a remaining liability due to the former Majority Shareholder on the Company’s Consolidated Statement of Net Assets as of May 31, 2014 of $7.1 million, which is included in the estimated remaining distributions to creditors.

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Under the terms of the Plan, the Company is restricted from making any distributions, dividends or redemptions on its common stock until after the former Majority Shareholder payments are made in full. The certificate of incorporation of the Company provides for a share of Series B preferred stock owned by the former Majority Shareholder and entitling the former Majority Shareholder to control a majority of the Board of Directors if the former Majority Shareholder payments are not made by October 16, 2016, provided that and conditional upon the general unsecured claim satisfaction having occurred.

In connection with the ECA and pursuant to the Plan, Syms conducted a rights offering in which it offered to sell to all existing shareholders other than the former Majority Shareholder, who qualified as “accredited investors” within the meaning of Regulation D under the Securities Act, the right to purchase their pro rata portion of 10,040,160 new shares of the Company’s common stock at a price equal to $2.49 per share, or approximately $25 million in the aggregate, referred to herein as the Rights Offering. Pursuant to the ECA, the Backstop Parties agreed to purchase their pro rata portion of the new shares made available in the Rights Offering, as well as all shares that were not subscribed for by other shareholders in the Rights Offering. The sale of all 10,040,160 shares of common stock in the Rights Offering closed on the effective date of the Plan.

The foregoing descriptions of certain transactions, payments and other matters contemplated by the Plan are summaries only and do not purport to be complete and are qualified, in all respects, by the actual provisions of the Plan and related documents.

Operating Reserves

Under the Plan, the Company’s corporate budget is composed of certain operating reserves to fund working capital and the Company’s operations. Pursuant to the Plan, these reserves were initially funded from the proceeds realized by the Company from the sale of assets, settlements or any other sources in the first year following the Plan effective date on September 14, 2012. For the two year period from September 14, 2012 through September 13, 2014, the amounts to be funded and used in these reserves were set under the Plan as follows: (i) a corporate overhead reserve of $5.0 million in the aggregate, (ii) a $3.8 million pension fund reserve (of which $2.0 million is to fund the minimum annual payments due under the Syms pension plan and $1.8 million is to fund the minimum quarterly payments due to Local 1102 for the allowed amount of the claims for pension withdrawal liability), (iii) a carry cost/repair/tenant improvement reserve of $9.0 million in the aggregate, and (iv) a reserve for carry costs of the Trinity Place Property of $3.0 million in the aggregate. After September 14, 2014, additional amounts are to be funded to those four reserves plus a discretionary reserve and an emergency fund reserve of $0.5 million each.

The Company’s $5 million corporate overhead reserve initially contemplated by the Plan was depleted prior to the end of the two-year period following the Plan effective date, primarily due to greater than expected professional fees. In January 2014, the holder of the Company’s Series A Preferred Stock, which has the sole authority to approve an increase in the operating reserves, consented to an increase in the corporate overhead reserve to $11 million, subject to certain limitations and a reduction of up to approximately $0.8 million if certain anticipated expenses are not incurred. Up to $2.5 million of corporate overhead expenses previously paid by the Company from generally available cash will count toward and be reimbursed from the increased corporate overhead reserve following receipt of net cash proceeds from future property sales.

Under the Plan, the consent of the holder of the Series A preferred stock is required for an increase in the aggregate cap for any reserve and the use of funds in a reserve for expenses designated to be paid from another reserve, except that, (i) by a majority vote of the Board of Directors, amounts in the corporate overhead reserve may be reallocated to the carry cost/repair/tenant improvement reserve and (ii) by a majority vote of the Board of Directors, and with the consent of the “Independent Director” (as described in the Plan), amounts in the corporate overhead reserve may be reallocated to the Trinity Place Property carry reserve. See “Liquidity and Capital Resources” for additional discussion.

Certain Historical Financial Information

Syms changed its basis of accounting from the going concern basis to the liquidation basis of accounting effective October 30, 2011 and merged into Trinity on September 14, 2012. Under the liquidation basis of accounting, assets are stated at their net realizable value, liabilities are stated at their net settlement amount and estimated costs over the period of liquidation are accrued to the extent reasonably determinable.

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Certain Corporation Information

Syms was incorporated in New Jersey in 1983. Trinity was incorporated in Delaware immediately prior to the effective date of the Plan. Syms maintained its headquarters at One Syms Way, Secaucus, New Jersey 07094, until shortly following the sale of the Secaucus Lease. In June 2014, Trinity moved its headquarters to 717 Fifth Avenue, New York, New York 10022. The Company’s telephone number is (201) 902-9600.

The Offering

Background	We agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the sale of our common stock held by the selling stockholders named in this prospectus. See “Selling Stockholders.”

Shares of Common Stock Offered by the Selling Stockholders	Up to 5,548,014 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

OTCQB Symbol	TPHS

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RISK FACTORS

Ownership of the common stock involves certain risks. You should consider carefully the risks and uncertainties described in, or incorporated by reference in, this prospectus, including the risks described below and in any prospectus supplement that we file with the SEC, along with the other information included or incorporated by reference in this prospectus, in evaluating an investment in the common stock. The information included or incorporated by reference in this prospectus may be amended, supplemented or superseded from time to time by a prospectus supplement or an amendment to the registration statement on Form S-1, as amended, relating to the securities covered by this prospectus that we may file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Proceeds from the monetization of the Company’s assets, after the payment of budgeted costs and transaction expenses, must first be used to pay the Company’s obligations under the Plan.

Under the Plan, any proceeds generated from the monetization of the Company’s assets are first used to pay transaction expenses and to fund the Company’s operating budget. All net proceeds must then be used to satisfy creditor claims under the Plan and the Majority Shareholder redemption payment. As of July 15, 2014, based on the reconciliation work to date, the Company believes that the remaining estimated aggregate allowed amount of creditor claims, together with the net amount due to the former Majority Shareholder, is between $51 million and $61 million. Because Filene’s long-term allowed claims are entitled to a 75% recovery, the remaining estimated aggregate amount of distributions to creditors and the former Majority Shareholder under the Plan is between $44 million and $54 million. Only if there are proceeds remaining after the satisfaction of such obligations can they be used in the business of the Company or distributed to stockholders. There can be no assurance that the Company will be able to monetize its assets in an amount that will be sufficient to satisfy its obligations under the Plan or that would result in distributable proceeds.

There can be no assurance that the Company’s reserves for operating expenses will be sufficient.

As part of the Plan, the Company established a reserve of $5 million for corporate overhead expenses to be incurred in the first two years following the effectiveness of the Plan. The Company’s corporate overhead expenses have exceeded the original expectations, and the corporate overhead reserve initially contemplated by the Plan has been depleted. The Plan similarly established reserves for other operating expenses in the first two years following the effectiveness of the Plan, including one for general carrying costs and tenant improvements and one specifically for the Trinity Place Property, and there can be no assurance that those reserves will be sufficient. Although as described below under “Liquidity and Capital Resources,” the holder of the Series A preferred stock consented in January 2014 to an increase in the corporate overhead reserve and the Company raised approximately $13.0 million of net cash proceeds from a sale of stock which can be can be used to fund overhead and other expenses, there can be no assurances that these steps will be sufficient to cover overhead expenses. If additional capital is not available on favorable terms when needed, the Company may be required to raise additional capital on adverse terms or significantly reduce operating expenses through the restructuring of its expenses, which could have a significant impact on our operating results and cash flow.

Over 50% of our shares of common stock are controlled by three of our stockholders who may have the ability to influence the election of directors and the outcome of matters submitted to our stockholders.

Over 50% of our shares of our common stock are controlled by three of our stockholders. As a result, these stockholders may have the ability to significantly influence the outcome of issues submitted to our stockholders. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. The concentration of ownership could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

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The holder of our Series A preferred stock has certain voting rights and the holders of our Series A preferred stock and special stock have the right to appoint members to our Board of Directors and, consequently, the ability to exert significant influence over us.

Our certificate of incorporation provides for certain rights in favor of the holder of the Series A preferred stock, including substantial voting rights and the right to elect two individuals to our Board of Directors (one of whom is the “independent director” nominated by the holders of common stock, with the reasonable consent of the holder of the Series A preferred stock, and one of which is elected by the holder of the Series A preferred stock). In addition, in connection with the investment in the Company by Third Avenue, a beneficial holder of over 16% of the Company’s common stock, Third Avenue was issued one share of a class of special stock and the Company’s certificate of incorporation was amended to provide that, from the issuance of the one share of special stock and until the “Special Stock Ownership Threshold” (which is 2,345,000 out of the 3,369,444 shares of common stock purchased by Third Avenue) is no longer satisfied, Third Avenue has the right to elect one director to the Board of Directors, and the total number of directors that constitute the Board of Directors elected by the holders of common stock was reduced from three to two. As a result of these voting rights and the right to elect members of our Board of Directors, these stockholders are expected to be able to exert significant influence over our policies and management, potentially in a manner which may not be in our best interests or the best interests of the other stockholders.

If certain of the Company’s obligations are not satisfied by specific dates, the Plan and the Company’s certificate of incorporation provide for certain changes in control.

If there has not been a General Unsecured Claim Satisfaction (as defined in the Plan) by October 1, 2016, then the Company’s certificate of incorporation provides for the Board of Directors to automatically increase to nine members, seven of which are to be elected by the holder of the Series A preferred stock. Also if a General Unsecured Claim Satisfaction (as defined in the Plan) has occurred but the required payment to the former Majority Shareholder, has not been made by October 16, 2016, then the Board of Directors will automatically be adjusted to have four members, three of whom are to be elected by the former Majority Shareholder. In each case, the Board of Directors will remain controlled by the holder of the Series A preferred stock or the former Majority Shareholder, as applicable, until the required payments are made.

In addition, if the holders of the Allowed Filene’s Class 4 General Unsecured (Short-Term) claims and Class 5 General Unsecured (Long-Term) claims (as defined in the Plan) are not paid in full the distributions under the Plan by October 1, 2014, then, absent approval of a six-month extension under the circumstances described in the Plan, the director designated by the holder of the Series A preferred stock will be entitled to direct the sale process for any “medium term properties” and “near term properties” that remain unsold pursuant to a commercially reasonable process consistent with maximizing the value of those properties.

The Company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited.

The Company believes that its U.S. federal net operating losses (“NOLs”) as of September 14, 2012 when it emerged from bankruptcy were approximately $163 million and believes its U.S. federal NOLs as of May 31, 2014 were approximately $176 million. In connection with the Rights Offering and the redemption of the Syms shares owned by the former Majority Shareholder that occurred on September 14, 2012 upon the Company’s emergence from bankruptcy, the Company underwent an “ownership change,” as that term is defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Section 382 imposes an annual limitation (the “382 Limitation”) on the amount of post-ownership change taxable income that may be offset by NOLs if a corporation experiences an ownership change. The 382 Limitation is generally derived by multiplying the fair market value of the corporation’s stock as of the ownership change by the applicable “long-term tax-exempt rate.” To the extent that a corporation has a “net unrealized built-in gain” at the time of an ownership change which is recognized during the five-year period following the ownership change, there is an increase in the annual 382 Limitation.

The Company has analyzed the impact of the ownership change that occurred on September 14, 2012 on its ability to utilize its NOLs, and while the analysis is complex and subject to subjective determinations and uncertainties, the Company currently believes that it should qualify for special treatment under Section 382(l)(5) of the Code. As a result, the Company believes that its NOLs are not currently subject to a 382 Limitation even though an ownership change occurred on September 14, 2012. However, if the Company were to undergo a subsequent ownership change in the future, the Company’s NOLs could be subject to limitation under Code Section 382, including a 382 Limitation of zero if a subsequent ownership change were to occur on or before September 14, 2014. Thus, there is no assurance that the Company will be able to fully utilize its NOLs in the future.

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Certain of our directors could have conflicts of interest due to their affiliations with certain of our stockholders, which may be resolved in a manner adverse to us.

Alexander Matina and Marina Shevyrtalova, directors of the Company, are affiliated with entities that own a significant percentage of our common stock. This ownership could create or appear to create potential conflicts of interest when these individuals are faced with decisions that involve the Company or any of its subsidiaries.

The price of the common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of the common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price could fluctuate significantly for various reasons, which include:

•	the potential issuance of additional shares of common stock;

•	our quarterly or annual earnings or earnings of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who track the common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	litigation involving us or investigations or audits with respect to our operations;

•	sales of common stock by our directors, executive officers and significant stockholders; and

•	other factors described in our filings with the SEC, including among others in connection with the risks noted below.

Our common stock is quoted on the OTCQB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB. The OTCQB is a significantly more limited market than the New York Stock Exchange or the NASDAQ Stock Market. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

A significant trading market for our common stock may not develop or be sustained, and you may not be able to resell your common stock.

Our common stock is thinly traded.  We cannot assure you that an active market for our common stock will develop in the foreseeable future or, if developed, that it will be sustained.  As a result you may not be able to resell your common stock. We anticipate having our common stock continue to be quoted for trading on the OTC Markets for the foreseeable future, however, we cannot be sure that such quotations will continue. For companies whose securities are traded in the OTC Markets, it is more difficult to obtain accurate quotations, to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and to obtain needed capital.

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You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 40,000,000 shares of capital stock consisting of 39,999,997 shares of common stock, one share of Series A preferred stock, one share of Series B preferred stock and one share of a class of special stock. As of July 15, 2014, there were 19,999,998 shares of our common stock, one share of our Series A preferred stock, one share of Series B preferred stock and one share of special stock outstanding.

Any future issuance of our equity securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. We may need to raise additional capital through public or private offerings of our common stock or other securities that are convertible into or exercisable for our common stock. We may also issue such securities in connection with hiring or retaining employees and consultants, as payment to providers of goods and services, in connection with future acquisitions and investments, development, redevelopment and repositioning of assets, or for other business purposes.  Our Board of Directors may at any time authorize the issuance of additional common stock without stockholder approval, unless the approval of our common stockholders or the holder of our Series A preferred stock is required by applicable law, rule or regulation or our certificate of incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

A sale of a substantial number of shares of our common stock, including the shares registered pursuant to the registration statement of which this prospectus is a part, may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restrictions on resale of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. The payment of any dividends on the common stock is strictly limited by the terms of the Plan, and the Company has no intention of and is unable to pay dividends to the holders of common stock until at least such time as the Company’s distribution obligations under the Plan have been satisfied. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

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Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. In addition to the matters identified in the risk factors above relating to the provisions of our certificate of incorporation, these provisions include:

•	a classified Board of Directors with two-year staggered terms;

•	rights of the holders of the Series A preferred stock and special stock to appoint a majority of the members of our Board of Directors;

•	vacancies on our Board of Directors, and any newly created director positions created by the expansion of the Board of Directors, may be filled only by a majority of remaining directors then in office; and

•	not providing for cumulative voting in the election of directors.

These and other provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of common stock and result in the market price of the common stock being lower than it would be without these provisions.

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RECENT EVENTS

Property Sales; Change in Headquarters

During April and May 2014, the Company sold its property in Berwyn, Pennsylvania for net proceeds of approximately $3.0 million, and the Company sold the Secaucus Lease for net proceeds of approximately $28.0 million. See Item 3. Legal Proceedings in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2014 for additional information regarding the sale of the Secaucus Lease. The Company maintained its headquarters at the Secaucus location and, in June 2014 following the sale of the Secaucus Lease, moved its headquarters to 717 Fifth Avenue, New York, New York, 10022.

Payment of Claims

During the fiscal year ended March 1, 2014, the Company made cash payments to holders of Allowed Claims, together with other payments required under the Plan, including to the Majority Shareholder, in an aggregate amount of approximately $33.7 million, as well as an additional $17.1 million through June 30, 2014. These payments constituted the full distributions payable to the holders of Allowed Syms and Filene’s Class 3 (Convenience) Claims and the holders of Allowed Syms General Unsecured and Filene’s General Unsecured (Short-Term) claims in Syms and Filene’s Class 4, respectively, and the Syms Class 5 Union Pension Plan, all as defined in the Plan.

Liquidity and Capital Resources

As of June 30, 2014, following the sale of the Secaucus Lease and the Berwyn, Pennsylvania property as well as the payment of claims in fiscal 2014 through June 30, 2014, the Company had cash and cash equivalents of approximately $24.8 million. The Company generally uses its cash and cash equivalents primarily for the payment of Allowed Claims in accordance with the terms of the Plan and professional fees related to among other things the Chapter 11 cases, as well as its daily operations.

The Company believes that it would be able to fund its operations through net cash proceeds from property sales; however, the Plan imposes restrictions on the amount of operating expenses that the Company is allowed to incur and pay from such net cash proceeds. As previously discussed, the Company’s $5 million corporate overhead reserve initially contemplated by the Plan has been depleted, primarily due to greater than expected professional fees, and the Company has obtained the consent of the holder of the Company’s Series A Preferred Stock, who has the sole authority to approve an increase in the operating reserves, to increase the corporate overhead reserve to $11 million, subject to certain limitations and a reduction of up to approximately $0.8 million if certain anticipated expenses are not incurred. Up to $2.5 million of corporate overhead expenses previously paid by the Company from generally available cash will count toward and be reimbursed from the increased corporate overhead reserve following receipt of net cash proceeds from future property sales; which accrued following the sale of the Secaucus Lease. In addition, during fiscal 2013, the Company raised $13.0 million, net of $0.5 million in offering costs, from the issuance of stock (as previously discussed), which can be used to fund overhead and other expenses. The Company believes through the sale of its assets and cash on hand, along with the possibility of additional equity and/or debt financing, it will have the cash necessary to satisfy its required claims distributions and operating activities.

Pursuant to the Plan, with limited exceptions, any Excess Cash (as defined in the Plan) from property sales not applied to fund operating expenses must be distributed in accordance with the priorities established in the Plan. Consistent with the terms of the Plan, the Company made payments to creditors and the former Majority Shareholder during the fiscal year ended March 1, 2014 aggregating $33.7 million plus an additional $17.1 million through June 30, 2014. Under the Plan, the proceeds of a common equity financing can be used to fund operating expenses in excess of the reserves and for other uses, while the proceeds of a debt financing, following the establishment of reserves, generally must be used to pay creditor claims.

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USE OF PROCEEDS

This prospectus relates to 5,548,014 shares of common stock which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiation between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The common stock to be sold by Third Avenue is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders with respect to the shares offered for sale by Third Avenue.

The common stock to be sold by Mr. Messinger is common stock that is issuable upon vesting of restricted stock units. To the extent the common stock underlying the restricted stock units is issued, there will be dilution to the ownership interests of our existing shareholders.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s Common Stock is quoted in the OTCQB marketplace, operated by OTC Markets Group Inc. Prior to the conclusion of the Chapter 11 cases in the third quarter of the fiscal year ended March 2, 2013, the trading symbol of the Company’s Common Stock was “SYMSQ”, after which it was changed to “TPHS”.

The following table summarizes the quarterly high and low bid quotations prices per share of the Common Stock as reported in the OTCQB for the periods provided. The OTCQB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The quotations during the first and second quarters of the fiscal year ended March 2, 2013 are for periods prior to the conclusion of the Chapter 11 cases.

	Fiscal Year Ended February 28, 2015		Fiscal Year Ended March 1, 2014		Fiscal Year Ended March 2, 2013
	High	Low	High	Low	High	Low

First Quarter	$7.25	$6.25	$5.75	$4.15	$11.25	$8.95
Second Quarter	—	—	$5.50	$4.15	$9.10	$2.60
Third Quarter	—	—	$5.75	$3.62	$4.45	$2.91
Fourth Quarter	—	—	$7.20	$5.25	$5.45	$4.04

Holders

As of July 18, 2014, there were approximately 260 record holders of the Company’s common stock.

Dividends

No dividends were paid in fiscal 2013 or 2012. The payment of any dividends on the common stock is strictly limited by the terms of the Plan, and the Company has no intention of and is unable to pay dividends to the holders of common stock until at least such time as the Company’s distribution obligations under the Plan have been satisfied.

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SELLING STOCKHOLDERS

The selling stockholders identified below, or their respective permitted pledgees, donees, transferees, distributees or successors in interest, are selling all of the shares of common stock being offered by this prospectus.

We are registering on behalf of the selling stockholders a total of 5,548,014 shares of common stock, including (i) 3,369,444 shares of common stock issued pursuant to the Stock Purchase Agreement and (ii) up to an aggregate of 2,178,570 shares of common stock issuable pursuant to restricted stock unit awards made in connection with the Employment Agreement. We are required to file this registration statement pursuant to the Stock Purchase Agreement and the Employment Agreement.

The selling stockholders may transfer shares of common stock owned by them, and, subject to compliance with the other provisions of the Stock Purchase Agreement, Third Avenue may assign its registration rights under the Stock Purchase Agreement to a purchaser of at least 50% of the shares of common stock sold pursuant to the Stock Purchase Agreement. When we refer to “selling stockholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, permitted transferees, distributees, successors in interest and others who later come to hold any of the selling stockholders’ interests in shares of common stock other than through a public sale.

Third Avenue does not hold and has not held any position or office, or otherwise have or has had a material relationship, with us, or any of our predecessors or affiliates, within the past three years other than as a result of the ownership of common stock and pursuant to the Stock Purchase Agreement. Mr. Messinger has been our President and Chief Executive Officer since October 3, 2013, and has not otherwise held any position or office, or otherwise have or has had a material relationship, with us, or any of our predecessors or affiliates.

The following table sets forth, as of July 15, 2014, the name of the selling stockholders, the number of shares held of record or beneficially by the selling stockholders or, in the case of Mr. Messinger, that may in the future be held of record or beneficially by him, and the number of shares that may be offered under this prospectus by the selling stockholders.

Beneficial ownership of a share of common stock is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

The information in the table below is based on the information provided to us by the selling stockholders and as of the date the same was provided to us. Assuming that the selling stockholders sell all of the shares of common stock owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Common Stock Owned Upon Completion of this Offering.” We cannot advise you as to whether or not the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, after the date as of which the information is set forth on the table below.

The percentage of common stock owned as set forth in the following table is based upon 19,999,998 shares of common stock (excluding unvested shares) outstanding as of July 15, 2014.

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Name of Selling Stockholders	Common Stock Beneficially Owned Prior to the Offering		Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering (if greater than 1%) (1)
Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (2)	3,369,444	(3)	3,369,444	—	—

Matthew Messinger (4)	—		2,178,570	—	—

Total	3,369,444		5,548,014

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because we have been informed by the selling stockholders that there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be sold or that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	The shares were acquired by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund. Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund is an affiliate of M.J. Whitman LLC, a registered broker-dealer. Based on information provided to us by Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, it purchased the shares being offered for resale in the ordinary course of business and, at the time of purchase, it had no written or oral agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)	Third Avenue Management LLC is a registered investment advisor that acts as an adviser to clients including Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, an investment company registered under the Investment Company Act of 1940, with respect to which it acts as direct adviser. Third Avenue Management LLC has sole voting and dispositive power over all of the shares.

(4)	The shares are issuable to Mr. Messinger pursuant to restricted stock unit awards made in connection with the Employment Agreement. The restricted stock units will vest as set forth below, in each case, subject to other conditions, including Mr. Messinger’s continued employment on the applicable vesting dates, as set forth in the Employment Agreement and any restricted stock unit award agreement.

•	250,000 of such restricted stock units vested on November 6, 2013;
•	476,190 of such restricted stock units will vest in three equal installments beginning March 31, 2015 and ending March 31, 2017;
•	363,095 of such restricted stock units will vest in three equal installments beginning March 31, 2015 and ending March 31, 2017;
•	363,095 of such restricted stock units will vest in three equal installments beginning December 31, 2015 and ending December 31, 2017;
•	363,095 of such restricted stock units will vest in three equal installments beginning March 31, 2016 and ending March 31, 2018; and
•	363,095 of such restricted stock units will vest in three equal installments beginning December 31, 2016 and ending December 31, 2018.

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PLAN OF DISTRIBUTION

We are registering shares of common stock (i) issued to Third Avenue pursuant to the Stock Purchase Agreement and (ii) issuable to Mr. Messinger pursuant to restricted stock unit awards made in connection with the Employment Agreement in order to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. The shares of common stock acquired by Third Avenue and the restricted unit awards issued to Mr. Messinger were originally issued (and when issued, the shares of common stock issuable pursuant to the restricted stock unit awards will be issued) pursuant to exemptions from the registration requirements of the Securities Act.

We agreed to register the shares of common stock pursuant to the Stock Purchase Agreement and the Employment Agreement. We will pay all expenses incurred by the Company or its subsidiaries in effecting any registration pursuant to the Stock Purchase Agreement and the Employment Agreement or otherwise complying with our obligations under the registration rights provisions of the Stock Purchase Agreement and the Employment Agreement, including, without limitation, all registration, filing and listing fees, provided that the selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares of common stock by them and all fees and disbursements of their counsel.

We have agreed in the Stock Purchase Agreement to indemnify Third Avenue against specified liabilities, including some liabilities under the Securities Act, and in some circumstances it may be entitled to contribution. Third Avenue has also agreed in the Stock Purchase Agreement to indemnify us against specified liabilities, including some liabilities under the Securities Act, and in some circumstances we may be entitled to contribution.

We do not know when or in what amount the selling stockholders may offer the shares for sale. We expect that the offering price for the common stock will be based on the prevailing market price of the common stock at the time of sale. We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may sell all or a portion of the shares of common stock beneficially owned by them and registered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of the selling stockholders. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or selling or agent’s commissions. The shares of common stock may be sold on any national securities exchange or automated interdealer quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions other than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of common stock are listed;

•	face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;

•	an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

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•	settlement of short sales or transactions to cover short sales relating to the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling stockholders, as applicable;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling stockholders may also transfer the shares of common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of common stock.

The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act or any other applicable provisions of the Securities Act or the rules promulgated thereunder, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc.

In connection with sales of the shares of common stock or otherwise, the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares of common stock registered on the registration statement to cover short sales of common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

Subject to any applicable company policy, the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the shares have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder’s shares of common stock will otherwise remain unchanged. The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

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The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We have agreed to use our best efforts to register or qualify the shares of common stock issued to Third Avenue under the securities laws of various states as Third Avenue may reasonably request.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between the selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby.

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DESCRIPTION OF CAPITAL STOCK

The following summary is not a complete description of the applicable provisions of our certificate of incorporation, bylaws the Plan, or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See “Where You Can Find Additional Information.”

Authorized Capitalization

Our authorized capital stock consists of 39,999,997 shares of common stock with par value of $.01 per share, one share of Series A preferred stock, one share of Series B preferred stock, each with a par value of $.01 per share, and one share of a class of special stock, par value $.01 per share.

Common Stock

As of July 18, 2014, there were 19,999,998 shares of common stock outstanding held by 260 holders of record. Except as set forth below or otherwise required by law or as otherwise provided in any preferred stock or special stock that may be authorized in the future, the holders of the common stock exclusively possess all voting power, and each share of common stock has one vote.

General. The common stock is subject to the express terms of the special stock and any series of preferred stock. Until such time as determined in the Plan, the Company may not (whether by merger, consolidation or otherwise), directly or indirectly, (A) declare or pay any dividends on, or make or pay any distributions to the holders of, the common stock, or (B) repurchase or redeem any shares of common stock, in each case other than in accordance with the Plan, or (C) without the written consent of the former Majority Shareholder, amend, alter or repeal the certificate of incorporation or by-laws if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Series B preferred stock, or if such amendment would impair the rights of the former Majority Shareholder as delineated in the Plan.

Certain Amendments to the Certificate of Incorporation. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the alteration or change of the powers, preferences, rights or other terms of one or more outstanding series of preferred stock (or of special stock, as applicable) if the holders of such affected series (or the special stock, as applicable) are entitled, either separately or, in the case of one or more series of preferred stock, together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to the certificate of incorporation or pursuant to the Delaware General Corporation Law as currently in effect or as may be amended in the future.

Preferred Stock

Our preferred stock is issued in two series, of which one such series is designated the Series A preferred stock, and the other such series is designated the Series B preferred stock. The Series A preferred stock consists of one (1) authorized share, and the Series

B preferred stock consists of one (1) authorized share. The Series B preferred stock is held by an escrow agent as security for certain shareholder payments as outlined in the Plan. The Series B preferred stock is not entitled to vote on any matters submitted to a vote of stockholders of the Company, including any amendment to our certificate of incorporation.

As of the date of this prospectus, there is one share of Series A preferred stock and one share of Series B preferred stock outstanding.

Dividends. No dividends or distributions may be declared, paid or made on the Series A preferred stock or Series B preferred stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holder of the Series A preferred stock and the holder of the Series B preferred stock are entitled to receive for its share of Series A preferred stock or Series B preferred stock, as applicable, out of the assets of the Company or proceeds thereof available for distribution to stockholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of equally ranked stock, other than Series A preferred stock or Series B preferred stock, or parity stock, but before any distribution of such assets or proceeds is made to or set aside for the holders of junior ranked stock, an amount equal to the par value of such share of Series A preferred stock or such share of Series B preferred stock, as applicable. To the extent such amount is paid in full to the holder of the Series A preferred stock, the holder of the Series B preferred stock and all holders of parity stock, the holders of junior ranked stock of the Company will be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

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Redemption. The Series A preferred stock will, subject to lawfully available funds, be automatically redeemed at such time as the general unsecured claim satisfaction has occurred (as outlined in the Plan), at a per share redemption price equal to the par value of one share of Series A preferred stock. The Series B preferred stock will, subject to lawfully available funds, be automatically redeemed at such time as the former Majority Shareholder is paid the initial majority shareholder payment and the subsequent majority shareholder payment (as outlined in the Plan), at a per share redemption price equal to the par value of one share of Series B preferred stock.

Voting Rights. Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the Series A preferred stock and the holder of the Series B preferred stock will not be entitled to vote on any matters submitted to a vote of stockholders of the Company.

Special Voting Rights of the Holder of the Series A Preferred Stock. For so long as the Series A preferred stock is outstanding, certain Company actions, as outlined in the Plan, may not be taken, directly or indirectly, without the affirmative vote of the holder of the Series A preferred stock, including, but not limited to: (i) amending, altering or repealing any provision of the certificate of incorporation or bylaws, (ii) establishing any committee of the Board of Directors that does not include the director then in office that was appointed to the Board of Directors by the holder of the Series A preferred stock, or the Series A Director; (iii) remove the Series A Director; or (iv) issue, sell or grant any common stock or common stock equivalents (subject to certain limited exceptions as set forth in the certificate of incorporation).

Special Voting Rights of the Series A Director. For so long as the Series A preferred stock is outstanding, certain Company actions, as outlined in the Plan, may not be taken, directly or indirectly, without the affirmative vote of the Series A Director, including, but not limited to, the entering into of any transaction with an insider or an affiliate (subject to certain limited exceptions as set forth in the certificate of incorporation).

Special Stock

In connection with the transactions contemplated by the Stock Purchase Agreement and the investment by Third Avenue in the Company, the Company amended its certificate of incorporation to provide for the authorization of one share of special stock, par value $.01 per share. The sole purpose of the share of special stock is to enable Third Avenue to elect one member of the Board. No dividends or distributions may be declared, paid or made on the special stock. The special stock will rank junior to the Series A preferred stock and Series B preferred stock, and senior to the common stock, as to distributions of assets on any liquidation, dissolution or winding up of the Company, but only in an amount equal to the par value of such share. The special stock will, subject to lawfully available funds, be automatically redeemed at such time as the “Special Stock Ownership Threshold” (which is 2,345,000 out of the 3,369,444 shares of common stock purchased by Third Avenue) is no longer satisfied, at a per share redemption price equal to its par value. Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the special stock is not entitled to vote such share on any matters submitted to a vote of stockholders of the Company.

Board of Directors

Generally. Except as set forth below, for so long as the Series A preferred stock is outstanding, the Board of Directors will be comprised of five directors, as follows:

(i) two directors who are elected by the holders of common stock pursuant to the Company’s by-laws, such director referred to herein as the EC Directors;

(ii) one director who is elected by the holder of the Series A preferred stock, voting as a separate class to the exclusion of the holders of common stock, the special stock and any other preferred stock, such director referred to herein as the Series A Director;

(iii) from and after the issuance of special stock and until the first date that the Special Stock Ownership Threshold is no longer satisfied, one director who is elected by the holder of the special stock, voting as a separate class to the exclusion of the holder of common stock and any preferred stock, such director referred to herein as the Special Stock Director; and

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(iv) one director who is nominated by the EC Directors with the reasonable consent of the holder of the Series A preferred stock and, following such nomination, is elected by the holder of the Series A preferred stock, voting as a separate class to the exclusion of the holders of common stock, the special stock and any other preferred stock, such director, the Independent Director. Such director must (I) meet the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) not be an affiliate of (v) any holder of the special stock, (w) any unsecured creditor that holds a claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Company’s common stock, (y) any backstop party (as defined in the certificate of incorporation) or (z) a former Majority Shareholder.

On the first date that the Special Stock Ownership Threshold is no longer satisfied, the term of the Special Stock Director will automatically terminate, the person formerly holding such directorship will cease to be a director of the Company and the size of the Board will be automatically reduced by one directorship. Immediately following such reduction, the size of the Board of Directors will automatically be increased by one directorship, which will be an EC Director.

If the Company is unable to satisfy all of its general unsecured claims by October 1, 2016, then the Company’s certificate of incorporation provides for the Board of Directors to automatically increase to nine members, seven of which are to be elected by the holder of the Series A preferred stock. Also, if the general unsecured claims have been satisfied but the required payment to the former Majority Shareholder has not been made by October 16, 2016, then the Board of Directors will automatically be adjusted to have four members, three of whom are to be elected by the former Majority Shareholder. In each case, the Board of Directors will remain controlled by the holder of the Series A preferred stock or the former Majority Shareholder, as applicable, until the required payments are made.

Similarly, if the Filene’s general unsecured claims (as described in the Plan) are not paid in full under the Plan by October 1, 2014, then, absent approval of a six-month extension under the circumstances described in the Plan, the director designated by the holder of the Series A preferred stock will be entitled to direct the sale process for any “medium term properties” and “near term properties” that remain unsold pursuant to a commercially reasonable process consistent with maximizing the value of those properties.

Staggered Board. The Board of Directors is divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Class I directors initially serve until the first annual meeting of stockholders following the effective date of the Plan, or Effective Time, and Class II directors initially serve until the second annual meeting of stockholders following the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, directors of each class the term of which will then expire will be elected to hold office for a term ending at the second annual meeting following such persons’ election and until the election and qualification of their respective successors in office. The initial Class I directors at the Effective Time were the Series A Director and the Independent Director, and (ii) the initial Class II directors were the EC Directors. The Special Stock Director is a Class II director. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned as nearly equal as possible. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company entitled to elect such director.

Anti-Takeover Effects of Certain Provisions in Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain some provisions which may have the effect of delaying, deferring or preventing a change in control of the Company.

Special Meetings

Our bylaws provide that a special meeting of the stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons.

Chapter 11 Plan

In addition to the provisions regarding the election of directors to the Board of Directors, as described above, the Plan also provides that Syms creditors holding Allowed Claims are entitled to payment of those claims in full. The Plan also provides for Filene’s, LLC creditors to receive recoveries from the monetization of certain of Trinity’s assets. Filene’s, LLC Short-Term creditors are entitled to payment in full on their Allowed Claims and Filene’s, LLC Long-Term creditors with Allowed Claims are entitled to a recovery of 75% on their claims.

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Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (718) 921-8200.

Listing

The common stock is quoted on the OTCQB under the symbol “TPHS.”

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LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

The consolidated financial statements, which comprise the consolidated statements of net assets as of March 1, 2014 and March 2, 2013, incorporated by reference in this Prospectus and in the Post-Effective Amendment No. 1 to the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the shareholders’ approval of a plan of liquidation on November 1, 2011 and that as a result the Company changed from a going concern basis of accounting to liquidation basis effective October 30, 2011.

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5,548,014 Shares

Trinity Place Holdings Inc.

Common Stock

PROSPECTUS

July 22, 2014

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the distribution of the securities being registered. We will pay all of the costs identified below. We have estimated all amounts except the SEC registration fee.

	Amount to be paid
SEC registration fee	$4,666
Legal fees and expenses	$55,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$5,000
Total	$74,666	*
* Previously paid.

Item 14.      Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Article Eighth of our certificate of incorporation provides:

“To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.”

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

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(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

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(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Ninth of our certificate of incorporation provides:

“(i) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (iii) of this Article with respect to an action brought by a Covered Person to recover an unpaid indemnification or advancement claim to which such Covered Person is entitled, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

(ii) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article or otherwise.

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(iii) If a claim for indemnification under this Article (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) The rights conferred on any Covered Person by this Article shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the Corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(v) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, nonprofit entity or other entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise, non-profit entity or other entity.

(vi) Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

(vii) This Article shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Item 15.      Recent Sales of Unregistered Securities

Issuance of Shares to Third Avenue

On October 1, 2013, we entered into a stock purchase agreement, or the Stock Purchase Agreement, with Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, or Third Avenue, pursuant to which we sold to Third Avenue 3,369,444 shares of common stock for $13,477,776.00, or $4.00 per share. Upon the effectiveness of our amended and restated certificate of incorporation, one share of special stock, par value $.01, or special stock, was issued and sold to Third Avenue for the par value of such share payable in cash. The sale of shares of the common stock and the share of special stock were made in private placement transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act.

Issuance of Restricted Unit Awards to CEO

On October 1, 2013, the Company entered into an employment agreement, or the Employment Agreement, with Matthew Messinger to serve as the Company’s President and Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Messinger is entitled to grants of restricted stock units, or the RSU Awards. The RSU Awards were or will be granted, as applicable, as follows:

•	a restricted stock unit award covering 250,000 shares of common stock upon the effectiveness of the Company’s amended and restated certificate of incorporation;

•	a restricted stock unit award covering 476,190 shares of common stock on or prior to March 31, 2014, provided Mr. Messinger has delivered a favorable resolution regarding the payment or deferral of payment to Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims (each as defined in the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, or the Plan) and a credible plan with regard to the development, lease or sale of each of the Company’s Westbury and Paramus properties and any financing related to any such plan;

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•	a restricted stock unit award covering 363,095 shares of common stock on or prior to March 31, 2014, provided Mr. Messinger has delivered a credible plan with regard to the development, lease or sale of the Company’s Trinity Place property and any financing related to any such plan;

•	a restricted stock unit award covering 363,095 shares of common stock on or prior to December 31, 2014, provided Mr. Messinger has delivered a favorable resolution regarding the payment or deferral of certain claims of Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Filene’s Class 5A and B General Unsecured (Long-Term) Claims (each as defined in the Plan), a credible plan with regard to the development, lease or sale of the Company’s West Palm Beach and Secaucus properties and any financing related to any such plan, and a progress report on the resolutions of the Trinity Place property;

•	a restricted stock unit award covering 363,095 shares of common stock on or prior to March 31, 2015; and

•	a restricted stock unit award covering 363,095 shares of common stock upon payments of the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment (each as defined in the Plan) on or prior to December 31, 2015.

The RSU Awards (other than the first RSU Award covering 250,000 shares which vested on November 6, 2013) will vest in three equal annual installments and be subject to other conditions, including Mr. Messinger’s continued employment on the applicable vesting dates, as set forth in the Employment Agreement and the applicable RSU Award agreement. The issuance of the RSU Awards was made in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Equity Commitment Agreement

In connection with proposing the Plan, Syms entered into an Equity Commitment Agreement, or the ECA among (i) Syms, (ii) Marcy Syms, (iii) the Laura Merns Living Trust, (iv) the Marcy Syms Revocable Living Trust, as amended, each of the Marcy Syms Trust, Marcy Syms and the Laura Merns Living Trust are generally referred to herein as the former Majority Shareholder, and (v) three common shareholders of Syms Corp. and their affiliates, referred to herein as the Backstop Parties, who also served on the Official Committee of Syms Corp. Equity Security Holders, referred to herein as the Equity Committee, and who retained separate counsel with respect to the ECA. Under the ECA, as of the effective date of the Plan, or the Effective Date, the Majority Shareholder sold all of its shares, 7,857,794 in total, referred to herein as the Majority Shares, to Syms at a price of $2.49 per share, which purchase price is to be paid over time in accordance with and on the terms set forth in the Plan. In connection with the ECA and pursuant to the Plan, Syms offered to shareholders other than the Majority Shareholder, who qualified as “accredited investors” within the meaning of Regulation D under the Securities Act, the right to purchase 10,040,160 new shares of Syms, referred to herein as the New Shares, at a price of $2.49 per share, or approximately $25 million in the aggregate, this transaction referred to herein as the Rights Offering. Pursuant to the ECA, the Backstop Parties purchased each of their pro rata share of the New Shares, as well as New Shares that were not subscribed for by other shareholders in the Rights Offering. Syms issued all of the New Shares on the Effective Date. The New Shares were exempt from registration pursuant to Section 4(a)(2) of the Securities Act because the issuance did not involve any public offering.

Item 16.      Exhibits

See the Exhibit Index attached hereto and incorporated herein by reference.

Item 17.      Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 22nd day of July, 2014.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Richard G. Pyontek
Richard G. Pyontek
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date indicated.

Signatures	Title	Date

/s/ Matthew Messinger	President and Chief Executive Officer	July 22, 2014
Matthew Messinger	(Principal Executive Officer)

/s/ Richard G. Pyontek	Chief Financial Officer (Principal Financial	July 22, 2014
Richard G. Pyontek	Officer, Principal Accounting Officer)

*	Director	July 22, 2014
Alan Cohen

*	Director	July 22, 2014
Alexander C. Matina

*	Director	July 22, 2014
Joanne M. Minieri

*	Director	July 22, 2014
Keith M. Pattiz

*	Director	July 22, 2014
Marina Shevyrtalova

*By:	/s/ Richard G. Pyontek
Richard G. Pyontek
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
2.1	Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (incorporated by reference to Exhibit 99.1 of the Form 8-K filed by the Company on September 6, 2012)

2.2	Agreement and Plan of Merger by and between Syms Corp. and Trinity Place Holdings Inc. dated September 14, 2012 (incorporated by reference to Exhibit 2.1 of the Form 8-K12G3 filed by the Company on September 19, 2012)

2.3	Purchase Agreement, dated July 16, 2013, between the Company and KRC Acquisition Corp. (incorporated by reference to Exhibit 2.1 of the Form 8-K filed by the Company on August 28, 2013)

3.1	Amended and Restated Certificate of Incorporation of Trinity Place Holdings Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed by the Company on October 2, 2013)

3.2	Bylaws of Trinity Place Holdings Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K filed by the Company on September 19, 2012)

5.1 +	Opinion of Kramer Levin Naftalis & Frankel LLP

10.1	Ground Lease at One Emerson Lane, Township of Secaucus, Hudson County, New Jersey Assignment and Assumption of Ground Lease, dated May 8, 1986, to Registrant (incorporated by reference to Exhibit 28.1 of the Form 8-K filed by Syms in May 1986)

10.2	Amended Order Pursuant to 11 U.S.C. §§ 105(a), 363, and 365 and Fed. R. Bankr. P. 9019, the Plan and Confirmation Order (i) Approving Settlement (ii) Authorizing Assumption and Assignment of Unexpired Lease of Non-Residential Real Property Located at One Syms Way, Secaucus, New Jersey and (iii) Granting Related Relief (incorporated by reference to Exhibit 10.1 of the Form 8-K filed by the Company on May 22, 2014).

10.3	Assignment of Ground Lease, General Assignment and Bill of Sale, dated as of May 20, 2014 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed by the Company on May 22, 2014).

10.4	Order Approving Stipulation and Settlement Agreement By and Among the Reorganized Debtors, ASG Equities Secaucus LLC, and the Hartz Entities (incorporated by reference to Exhibit 10.3 of the Form 8-K filed by the Company on May 22, 2014).

10.5	Engagement Agreement for CEO Services, dated September 14, 2012, between Trinity Place Holdings Inc. and Esopus Creek Management LLC (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed by the Company on October 9, 2012)

10.6	Engagement Agreement for CEO Services, dated April 22, 2013, between Trinity Place Holdings Inc. and Mark D. Ettenger (incorporated by reference to Exhibit 10.2 of the Form 10-K filed by the Company on May 31, 2013)

10.7	Employment Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Matthew Messinger (incorporated by reference to Exhibit 10.2 of the Form 8-K filed by the Company on October 2, 2013)

10.8	Stock Purchase Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (incorporated by reference to Exhibit 10.1 of the Form 8-K filed by the Company on October 2, 2013)

10.9	Form of Restricted Stock Unit Agreement for employees (incorporated by reference to Exhibit 10.6 of the Form 10-K filed by the Company on May 30, 2014)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K filed by the Company on May 30, 2014

23.1*	Consent of BDO USA, LLP

23.2+	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney

*	Filed herewith.

+	Previously filed.